                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
General Growth Properties, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-11067, 333-15907, 333-23035, 333-37247, 333-37383, 333-41603,
333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569, 333-84419,
333-88813, 333-88819, 333-91621, 333-115693, 333-115694, 333-120373, 333-139349,
333-145649, 333-17021 and 333-135118) on Form S-3 and registration statements (Nos. 333-07241, 333-11237, 333-28449, 333-74461, 333-79737, 333-105882,
333-125605, and 333-144214) on Form S-8 of General Growth Properties, Inc. of our report dated February 27, 2007, with respect to the consolidated balance sheets of GGP/Homart, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2006, our report dated February 24, 2009, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 24, 2009, with respect to the consolidated balance sheets of GGP - TRS L.L.C. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, changes in members' capital and cash flows for each of the years in the three-year period ended December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of General Growth Properties, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 26, 2009